Exhibit III

LIQUIDITY RISK (EUR million)

MATURITY	NOT MORE THAN 3 MONTHS	MORE THAN 3 MONTHS BUT NOT MORE THAN 1 YEAR	MORE THAN 1 YEAR BUT NOT MORE THAN 5 YEARS	MORE THAN 5 YEARS	MATURITY UNDEFINED	TOTAL
ASSETS
Cash in hand, central banks and post office banks	16					16
Treasury bills eligible for refinancing with central banks	20	152	793	566		1,531
Other loans and advances:
Current accounts	118					118
Others	9,947					9,947

	10,065					10,065
Loans:
Credit institutions	1,497	5,322	32,409	53,187		92,415
Customers	1,383	7,063	34,709	59,628	723	103,506

	2,880	12,385	67,118	112,815	723	195,921
Debt securities including fixed-income securities	4,148	897	1,585	2,804		9,434
Other assets					17,710	17,710

TOTAL ASSETS	17,129	13,434	69,496	116,185	18,433	234,677

LIABILITIES
Amounts owed to credit institutions	1,173	4	6			1,183
Debts evidenced by certificates	13,211	10,794	95,564	65,348	9,191	194,108
Currency swap contracts adjustment	99	18	2,985	447	5,447	8,996
Capital, reserves and profit					24,343	24,343
Other liabilities					6,047	6,047

TOTAL LIABILITIES	14,483	10,816	98,555	65,795	45,028	234,677